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                                                                    Exhibit 99.1



For more information contact:
Liz Bauer, Vice President Investor Relations
CSG Systems International, Inc.
303-804-4064
liz_bauer@csgsys.com


    CSG Systems International, Inc. Repurchases 2.0 Million Shares of Stock
                      Company Provides Updated Guidance on
                           Diluted Shares Outstanding



     Englewood, CO (March 1, 2001)---CSG Systems International, Inc. (Nasdaq:
CSGS) announced today that it executed a Warrant Exercise and Stock Purchase Agreement with AT&T Corp. (NYSE: T). Under the agreement, AT&T exercised its right to purchase 2.0 million shares of CSG common stock at an exercise price of $12 per share, for a total exercise price of $24.0 million. Immediately following the exercise of the warrants, CSG repurchased the 2.0 million shares at $37.00 per share, for a total repurchase price of $74.0 million. As a result, the net cash outlay to be paid to AT&T for this transaction is $50.0 million, which will be paid by the Company using available corporate funds. These shares were repurchased under the guidelines of the Company's stock repurchase program and are intended to be held as treasury shares.

As of December 31, 2000, the Company had repurchased 1.75 million shares of its common stock for $71.3 million (weighted-average price of $40.86 per share). To date in 2001, the Company repurchased an additional 0.28 million shares of its common stock on the open market for $11.2 million (weighted-average price of $39.98 per share), and has repurchased the 2.0 million shares in conjunction with the AT&T warrant exercise discussed above. As a result, the total shares repurchased under the Company's stock repurchase program as of the date of this press release is 4.03 million shares at a total cost of $156.5 million (weighted-average price of $38.88 per share). The Company is authorized to repurchase up to a total of 5.0 million shares under its stock repurchase program that was announced in August 1999.
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CSG Systems Repurchases Stock
March 1, 2001
Page Two



As a result of this transaction, AT&T has now exercised all of the 3.0 million warrants that were granted as part of the consideration for an agreement entered into with Tele-Communications, Inc. in August 1997. AT&T holds no other warrants or rights to acquire CSG common stock. TCI was acquired and merged into AT&T in 1999. See the Company's 1997 Form 10-K for additional discussion of the warrants and the Company's Form 8-K dated October 6, 1997, for copies of the actual warrant agreements.


Revised Diluted Shares Outstanding Guidance:

     As a result of this transaction, diluted shares outstanding will be reduced by approximately 1.4 million shares as a result of eliminating the dilution from the 2.0 million warrants (using the treasury stock method).

     Based in Denver, Colorado, CSG Systems International, Inc., is the parent company of CSG Systems, Inc., which provides customer care and billing solutions worldwide for the converging communications markets, including cable television, direct broadcast satellite, telephony, on-line services and others. The Company offers its clients a full range of processing services, software and support services that automate customer management functions, including billing, sales support and order processing, invoice calculation and production, management reporting and customer analysis for target marketing. CSG Systems, Inc. provides its services to over one-third of the households in the United States.

     Information about CSG Systems, Inc. and its products can be found on the worldwide web at http://www.csgsys.com.

     This news release contains forward-looking statements that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this press release. Readers are encouraged to refer to the press release announcing the Company's results of operations for the quarter and year ended December 31, 2000, issued on January 24, 2001, and the risk factors contained therein, as well as the Company's September 30, 2000 Report on Form 10-Q.

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